UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2018

DSW Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-32545	31-0746639
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 DSW Drive, Columbus, Ohio	43219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 237-7100

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported on October 10, 2018, DSW Inc. (the “Company”) announced the execution of a binding securities purchase agreement, dated as of October 10, 2018 (the “Purchase Agreement”), by and among DSW Shoe Warehouse, Inc., a wholly owned subsidiary of the Company (“DSW HoldCo”), ABG-Camuto, LLC (“ABG-Camuto” and, together with DSW HoldCo, the “Buyers”), Camuto Group LLC and Camuto Consulting, Inc. (together, “Sellers”), the trusts and the estate of the late Vincent Camuto, which together own all of the equity interests in Sellers (collectively, the “Camuto Owners”), Clear Thinking Group LLC, in the person of Stuart H. Kessler, solely in its capacity as representative for Sellers, and, solely with respect to specified provisions, the Company and Authentic Brands Group LLC (“ABG”).

On November 5, 2018, pursuant to the Purchase Agreement, the Buyers acquired substantially all of the business of Sellers, other than the operations of Bernard Chaus Inc. (the “Acquisition”). The aggregate purchase price payable for the Acquisition pursuant to the Purchase Agreement, after customary adjustments, was approximately $323 million. Pursuant to the Purchase Agreement, $25 million was deposited into escrow accounts maintained by an escrow agent to fund certain post-closing purchase price adjustments and future indemnity claims under the Purchase Agreement. In the Acquisition, DSW HoldCo acquired Sellers’ operating business for a purchase price of approximately $181 million, after customary adjustments, and ABG-Camuto acquired the intellectual property of the Camuto brands for a purchase price of approximately $143 million (40% of which was funded by the Company, through its investment in ABG-Camuto, a joint venture with an affiliate of ABG).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported on October 10, 2018, the Company and certain of its subsidiaries entered into a second amendment (the “Amendment”) to the credit agreement, dated as of August 25, 2017 (the “Credit Agreement”), among the Company, certain of the Company’s Canadian subsidiaries that may become borrowers thereunder, the Company’s domestic subsidiaries (other than certain subsidiaries formed and/or acquired in connection with the Acquisition) as guarantors, the lenders party thereto, and PNC Bank, National Association as administrative agent for the lenders (the “Agent”).

Upon the closing of the Acquisition, pursuant to the terms of the Amendment, the commitments in respect of the unsecured revolving credit facility governed by the Credit Agreement were increased by $100 million to a total of $400 million (the “New Commitments”). The New Commitments have the same terms as the existing commitments under the Credit Agreement (as modified by the Amendment). The Company’s obligations arising under the New Commitments are guaranteed by the same subsidiaries of the Company that guarantee the Company’s obligations arising under existing commitments under the Credit Agreement. Additionally, certain subsidiaries formed and/or acquired in connection with the Acquisition shall be required to become guarantors under the Credit Agreement within thirty days following the closing of the Acquisition.

Item 8.01 Other Events.

On November 6, 2018, the Company issued a press release announcing the completion of the Acquisition, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Financial statements, to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K no later than 71 days following the date that this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

Financial statements, to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K no later than 71 days following the date that this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 6, 2018

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSW Inc.

By:	/s/ Michelle C. Krall
Michelle C. Krall
Senior Vice President, General Counsel and Secretary

Date: November 6, 2018